SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: December 13, 2006

New World Restaurant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27148	13-3690261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1687 Cole Boulevard
Golden, Colorado 80401
(Address of Principal Executive Offices, Including Zip Code)

(303) 568-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 13, 2006, New World Restaurant Group, Inc. (the “Company”) entered into an Approved Supplier Agreement dated as of November 30, 2006 (the “Supplier Agreement”), among the Company, Einstein and Noah Corp. (“ENC”), Manhattan Bagel Company, Inc. (“MBC”), Harlan Bagel Supply Company, LLC (the “Supplier”) and Harlan Bakeries, Inc. (“Harlan” and, together with the Supplier, the “Harlan Companies”).

The Supplier is the Company’s primary outside source of frozen bagel dough and produces the majority of the frozen bagel dough used by the Company in its restaurants.  The Supply Agreement will replace the current supplier agreement between the parties dated as of April 28, 2002 (amended as of December 14, 2004) which will expire on December 31, 2006.

Pursuant to the terms of the Supplier Agreement, the Company, ENC and MBC and other parties authorized by the Company will purchase frozen bagel dough products, partially baked bagels, muffins, cupcakes and other baked products from the Supplier.  The Supplier Agreement provides for minimum quantities of products to be purchased by the Company, ENC and MBC and other authorized purchasers.  The Supplier Agreement further provides for the purchase by the Supplier, on or before December 31, 2006, of certain equipment that is currently leased to the Supplier by the Company.

The term of the Supplier Agreement begins after the close of business on December 31, 2006 and runs through December 31, 2011.  At least twelve months before the end of the initial term, the parties will commence good faith, non-exclusive negotiations on a five-year extension to the Supplier Agreement, provided that certain conditions are met.

The foregoing description of the Supplier Agreement does not purport to be complete, but is a brief description of the terms and conditions that are material to the Company.  In addition, this description shall be qualified in its entirety by the terms and conditions of the Supplier Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD RESTAURANT GROUP, INC.

Date: December 15, 2006	/s/ Richard P. Dutkiewicz
Richard P. Dutkiewicz
Chief Financial Officer